Exhibt 23.1




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Merit Medical Systems, Inc. on Form S-8 of our report dated February 14, 1996, incorporated by reference in the Annual Report on Form 10-K of Merit Medical Systems, Inc. for the year ended December 31, 1995 and to the reference to us under Item 3.(3) in the Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah
August 12, 1996